Exhibit 99.1

TOREADOR ANNOUNCES RESPONSE TO NANES BALKANY

DALLAS, TEXAS – (December 22, 2008) – Toreador Resources Corporation (NASDAQ: TRGL) announced that today it responded to the Nanes Balkany Partners letter of December 4, 2008 in which Nanes Balkany raised certain concerns about Toreador and its management. The text of Toreador’s response letter follows:

December 22, 2008

Mr. Julien Balkany

Managing Member and Chief Investment Officer

Nanes Balkany Partners

400 Madison Avenue

Suite 12C

New York, NY 10017

Dear Julien:

As you have requested, I have circulated your letter of December 4, 2008, to our Board of Directors for their review and consideration. Subsequently, members of the Board have met and discussed your letter in detail. They have requested that I reply to you on their behalf.

As you know, the Company has confronted many issues since I took office in January 2007. Since then our Board has worked hard with our management team to implement actions to enhance our corporate governance and business processes. Although we currently face a challenging economic environment, the Board and the management team believe that the actions the Company has taken (which predate Nanes Balkany’s investment in the Company) will help the Company move forward in a manner that will ultimately realize great potential for our stockholders.

The current Board and management team take their responsibilities extremely seriously, welcome the input of all stockholders, seek to foster good communication with our stockholders and implement actions to preserve and enhance stockholder value. In your case, we have had two meetings with you since you became a stockholder – one at your request in October and one at our suggestion last month. As we have with all stockholders, we have returned your calls and emails promptly, agreed to meetings and answered questions as fully as we are able given legal requirements. In addition, we are, of course, willing to meet with you again at any time to discuss these matters further.

Toreador Response to Nanes Balkany letter, December 22, 2008	Page 2 of 4

The subjects raised in your letter are ones that we discussed with you last month and that the Board considers regularly. A number of your suggestions have previously been implemented, as noted in the responses which follow.

1.	Our Turkish Asset Sale.

As you know and as we have publicly disclosed, we are working diligently to close the previously announced sale of a 26.75% interest in the South Akcakoca Sub-Basin, which is currently going through the final stages of the Turkish Government’s complex and time-consuming approval process. We have hired the best possible advisors in Turkey to assist us in this approval process. We continue to believe that the transaction will close near year end and I can assure you that we are doing everything possible to make sure this happens. Our goals are aligned with yours on this issue.

2.	Use of Turkish Sale Proceeds.

We have previously stated that we will use the proceeds from the sale to reduce our debt. The Board has consistently believed that this should be the primary use of proceeds from the sale of this asset. To the extent you also believe we should use proceeds to buy back our stock, the Board has discussed this potential use and will continue to consider whether this is the appropriate time to use any of the remaining proceeds for this purpose. Given the current economic issues facing all companies and the lack of credit availability, we believe it is critical to strike an appropriate balance between opportunities to return capital and the need to retain sufficient cash to ensure that operations can continue without interruption. The Board will continue to monitor this issue closely, but you can again assume that our interests and desires are aligned with yours.

3.	Sell Turkey and Romania

The Board and the management team have evaluated a number of strategies regarding our Turkish and Romanian assets. If and when developments warrant, we will make a public announcement and provide further information.

4.	Cut G&A; Relocate to Europe; Re-evaluate our drilling plans.

i) Cut G&A

We have now cut our G&A budget for 2009 to less than $10.0 million or about 40% below last year’s level, and we will continue to closely monitor overhead costs in the future.

ii) Relocate to Europe

When I took office, one of my first thoughts was to consider moving the corporate headquarters to Europe. We continue to discuss this

Toreador Response to Nanes Balkany letter, December 22, 2008	Page 3 of 4

possibility on a regular basis. As you no doubt know, the costs of a European headquarters are very high and the laws in many European jurisdictions are more restrictive to businesses (requiring additional taxes, vacation time, severance obligations, etc.). We have now established a very effective team in our Dallas headquarters that works well together. Each has demonstrated knowledge of the business and dedication to the Company. As you may guess, it would be difficult to have all these employees relocate to Europe. Relocation would involve costly ex-pat packages and, in the absence of relocation, there would be severance costs in addition to the time and costs associated with hiring replacements. We will continue to review the possibility of relocation. However, at this time, we believe the costs and potential upheaval outweigh any benefits to be achieved.

iii) Re-evaluate our drilling plans.

Since late 2007, we have said many times that little or no capital will be spent on exploratory drilling and that we will either find partners to fund the dry hole risk or the wells will not be drilled. This is a critical component of our strategy of lowering risk and conserving cash. The Board is committed to this.

Our capital expenditure plan for 2009 reflects costs long-committed to development activities in Turkey and Hungary. Exploration expenditures will be between zero and $4 million, depending on economics and the final terms to be negotiated on farm-outs in process. We expect them to be closer to zero than $4 million.

5.	Stockholder Rights Plan

The Board adopted a short-term Stockholder Rights Plan, in view of the Board’s belief that the Company’s stock price was significantly undervalued due to the turbulent financial market conditions. We note in this regard that, due to the economic downturn, many similarly situated companies have implemented such plans. The plan approved by the Board is only for a term of one year, the Company has an extremely pro-stockholder defense profile, and, of course, the Board has the power to redeem the rights under the plan at any time if it determines it is appropriate to do so. Our advisors discussed the adoption of a plan such as this with Institutional Shareholder Services (RiskMetrics Group) and were advised that the adoption of a one-year plan would not result in a “withhold authority” recommendation for the Board members seeking reelection. Therefore, we believe this plan is consistent with the desires of Institutional Shareholder Services (RiskMetrics Group) to accommodate the needs of the stockholders and not entrench management.

In summary, the Board is focused on all of the issues you have raised and has taken and will continue to take actions to promote the best interests of all stockholders. As always, we would be glad to meet with you to discuss any necessary clarifications or answer any further questions or concerns that you might have.

Toreador Response to Nanes Balkany letter, December 22, 2008	Page 4 of 5

Yours sincerely,

/s/ Nigel Lovett

Nigel Lovett

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas, crude oil and other income-producing minerals. The company holds interests in developed and undeveloped oil and gas properties in France, Hungary, Romania and Turkey. More information about Toreador may be found at the company's web site, www.toreador.net.

Safe-Harbor Statement – Except for the historical information contained herein, the matters set forth in this news release are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Toreador intends that all such statements be subject to the "safe-harbor" provisions of those Acts. Many important risks, factors and conditions may cause Toreador's actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Toreador to obtain additional capital, whether the transaction to sell a 26.75% interest in the South Akcakoca Sub-basin is completed on the terms contemplated, and other risks and uncertainties described in the company's filings with the Securities and Exchange Commission. The historical results achieved by Toreador are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Not a Solicitation of Proxies – This press release does not constitute a solicitation of proxies in connection with any matter to be considered at Toreador Resources Corporation’s 2009 annual meeting of stockholders.

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CONTACT:

Toreador Resources
Stewart P. Yee, VP Investor Relations

214-559-3933 or 800-966-2141

syee@toreador.net